UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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GAMESTOP CORP.
(Name of Registrant as Specified in Its Charter)

HESTIA CAPITAL PARTNERS LP HESTIA CAPITAL MANAGEMENT, LLC KURTIS J. WOLF PERMIT CAPITAL ENTERPRISE FUND, L.P. PERMIT CAPITAL, LLC PERMIT CAPITAL GP, L.P. JOHN C. BRODERICK ADAM DUKOFF PAUL J. EVANS
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Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

Item 1: On March 23, 2020, the Stockholder Group issued the following press release and open letter to the stockholders of the Company:

Investor Group Nominates Two Candidates for GameStop Corp. Board of Directors

Believes Independent, Stockholder-Nominated Voices are Needed in Boardroom to Reverse GameStop’s History of Value Destruction, Strategic Missteps and Corporate Governance Failures

Nominees Kurt Wolf and Paul Evans Will Bring Valuable Financial Acumen, Turnaround Experience and Stockholder Perspectives to the Board

Launches Website www.RestoreGameStop.com

March 23, 2020 - Pittsburgh -- Hestia Capital Partners LP, Permit Capital Enterprise Fund, L.P. and their affiliates (the “Investor Group”), who beneficially own approximately 7.6% of the outstanding common stock of GameStop Corp. (the “Company”) (NYSE: GME), announced today that they have notified the Company of their intention to nominate two highly-qualified individuals for election to the Board of Directors at the 2020 Annual Meeting of Stockholders.

The Investor Group also issued an open letter to stockholders of the Company. The stockholder letter and other important information can be found at the Investor Group’s website www.RestoreGameStop.com.

The full text of the letter follows:

Permit Capital LLC 100 Front Street, Suite 900 West Conshohocken, PA 19428 (p) 610-941-5025 John.broderick@permitcap.com	Hestia Capital Management LLC 175 Brickyard Road, Suite 200 Adams Township, PA 16046 (p) 724-687-7842 kwolf@hestiacapital.com

March 23, 2020

Dear Fellow Stockholders:

Hestia Capital Partners LP (together with its affiliates, “Hestia”) and Permit Capital Enterprise Fund, L.P. (together with its affiliates, “Permit” and, together with Hestia, the “Investor Group” or “we”) are two long-term stockholders of GameStop Corp. (the “Company” or “GameStop”), with a combined ownership of approximately 7.6% of the Company’s outstanding stock. We are writing to you today to express our deep concerns about GameStop’s Board of Directors (the “Board”) and the need for immediate change. In turbulent times like these, when so much about the future is uncertain, we need Board-level leadership that will instill a sense of confidence with customers, employees and investors.

We believe the Board has repeatedly failed stockholders through suboptimal strategic planning, poor capital allocation, inadequate oversight of management and ineffective communications to stockholders, customers and GameStop employees. As shown in the table below, the result has been significant value destruction and, in our view, the widespread erosion of stakeholder confidence. The time for change is now.

We are not “activist” investors. Neither Hestia nor Permit are short-term oriented investors in GameStop. Nor are we activists. To the contrary, we are long-suffering investors, like many of you, who have owned GameStop shares for the better part of the last decade. We have nominated directors because we have seen this Board take positive action only when stockholders press persistently for change. We do not believe this Board will be proactive on the many risks and opportunities that lay ahead. Stockholder-nominated directors are therefore needed now, so that our voices can be heard unfiltered and without delay by the Board.

We have nominated two strong director candidates. One of our nominees is Kurt Wolf, the Managing Partner of Hestia Capital Management LLC, a value-oriented investment firm that he founded in January 2009. Hestia has been an investor in GameStop since 2012 and believes that with the right Board, GameStop can begin leveraging its powerful brand and unique assets to reestablish the Company as a leader in the gaming ecosystem. We believe Mr. Wolf will bring a strong corporate strategy background to the Board and a much-needed stockholder voice into the boardroom.

Our other nominee is Paul Evans, a seasoned public company Chief Financial Officer and Board member who has built a reputation as a well-regarded financial executive and turnaround operator in a variety of industries. His ability to challenge assumptions and build consensus in boardrooms, while maintaining financial discipline and management accountability, will be invaluable to GameStop. Detailed biographies for both nominees are included below.

Adding one stockholder-nominated director last year was not enough. Based on the approximately 63% stock price1 decline and numerous missteps over the past year, adding one stockholder-recommended nominee last year did not sufficiently change the Boardroom dynamics. We believe adding a large stockholder, as well as another stockholder supported voice with financial expertise, will give stockholders a greater say in the future of the Company; something that is greatly needed.

We believe the recently announced Board changes are too little and too late. The Board’s self-refreshment announced on March 9, 2020, was a move in the right direction. But, in our opinion, it is too little and too late.

1 From March 29, 2019, the last trading day before the cooperation agreement was publicly announced, to March 9, 2020, the last trading day prior to the Board’s self-refreshment

It is too little because only four directors will step down this year while two other long-tenured directors (one with airport and waste management experience who has not purchased stock in more than 14 years, and one with telecom experience who has never purchased stock and who would have been required to retire from the Board a year ago if the Board had not modified its mandatory retirement age to provide a last-minute reprieve) will remain on the Board for another 15 months. These two lame-duck directors currently own very little stock and have no continuing interest in the long-term success of the Company. Furthermore, the Board decided to only fill three Board seats now.

These changes were also too late. By the time the Board finally realized it had the wrong Board composition – so wrong that six directors rightly needed to leave the Board! – more than $2.5 billion of value had already been destroyed.2

We strongly believe that the two lame-duck directors should come off now, rather than later, and our two nominees who have continuing interests in helping GameStop succeed, should be added to the Board.

2020 is a pivotal year for GameStop. Over the next 12 months, the Board will be faced with many difficult challenges, including the uncertainties posed by COVID-19, the Company’s excessive cash consumption, the need to sell non-core assets in a difficult financial market, a significant debt refinancing, the exploration of real estate sale-leaseback transactions, and the implementation of new strategic initiatives and investments for the future, among other things. Given the current environment, we cannot afford a Board that hesitates in its decision-making. Our candidates will bring a stockholder mindset and commitment to ensuring that the Board will act with urgency and focus on the key strategic initiatives needed to protect GameStop’s brand and build a new level of customer, employee and investor confidence in the Company’s future. We believe our candidates’ experience navigating complex situations in difficult market conditions will enable GameStop to become a more financially stable company that can create value for all stakeholders.

Our candidates are:

Kurt Wolf. Mr. Wolf is the Managing Member and Chief Investment Officer of Hestia Capital Management LLC. Previously, Mr. Wolf worked in a variety of financial, investing and operating roles, including as a Senior Analyst at First Q Capital, LLC, a hedge fund focused on investing in public companies that had previously been financed by venture capital or private equity firms and as a co-Founding Partner at Lemhi Ventures LLC, a health care services focused venture capital incubator. Mr. Wolf was also a co-Founding Partner at Definity Health Corporation, a leading company in the consumer-driven health care space that was purchased by UnitedHealth Group Inc. in December 2004. Earlier in his career, Mr. Wolf worked as a consultant both with Deloitte Consulting and The Boston Consulting Group. Mr. Wolf earned a Master of Business Administration degree from the Stanford Graduate School of Business and a Bachelor of Arts degree in Economics and Mathematics from Carleton College.

Paul Evans.  Mr. Evans is a Senior Managing Director at Dillon Kane Group, a privately held group of affiliated companies that invests in, builds, and revitalizes technology solution businesses. Additionally, Mr. Evans is a Board Director at Hill International, Inc., a NYSE-listed company that provides program management, project management, construction management and other consulting services.  As a Board Director at Hill International, Mr. Evans is the Chairman of both the Audit and Risk Committees and previously served as Interim Chief Executive Officer. Mr. Evans is also a Board Director at Sevan Multi-Site Solutions, a private equity-backed construction and program management company that serves many leading retail companies. Prior to this, Mr. Evans served in a variety of senior executive roles at MYR Group Inc., a NASDAQ-listed holding company of specialty electrical construction service providers that service the electrical infrastructure industry.  These positions included Vice President, Chief Financial Officer and Treasurer, President of MYR Real Estate Company and MYR’s Principal Financial and Chief Accounting Officer. Earlier in his career, Mr. Evans held a number of executive management positions at several energy-related businesses, including Chief Executive Officer of Conex Energy Corporation, a privately-held company that developed renewable energy projects; Treasurer and Corporate Officer at NorthWestern Energy, an energy service provider assisting customers in Montana, South Dakota and Nebraska; Vice President of Finance at Duke Energy North America, a subsidiary of Duke Energy, a NYSE-listed company; and as Executive Director of Finance at NRG Energy, Inc., a NYSE-listed integrated power company. Mr. Evans is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Evans received a B.B.A. in Accounting from Stephen F. Austin State University and a Masters of International Management from Thunderbird School of Global Management.

2 Source: FactSet; Total shareholder return from Feb 28, 2015 through Feb 28, 2020.

As always, we stand ready and willing to work constructively with the Board if it is willing to do so. In the absence of this, we want to assure you that we are committed to this effort and will do whatever is necessary to refresh the Board with stockholder-nominated directors.

Sincerely,

/s/ John Broderick	/s/ Kurtis J. Wolf

John Broderick	Kurtis J. Wolf
Partner	Managing Member of the GP
Permit Capital Enterprise Fund LP	Hestia Capital Partners, LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners LP (“Hestia LP”) and Permit Capital Enterprise Fund, L.P. (“Permit Enterprise”), together with the other participants named herein (collectively, the “Stockholder Group”), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of GameStop Corp., a Delaware corporation (the “Company”).

THE STOCKHOLDER GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Hestia LP, Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Permit Enterprise, Permit Capital, LLC (“Permit LLC”), Permit Capital GP, L.P. (“Permit GP”), John C. Broderick, Adam Dukoff and Paul J. Evans.

As of the date hereof, Hestia LP beneficially owns directly 906,600 shares of Class A common stock, par value $0.001 per share (the “Common Stock”), of the Company. Hestia LLC, as the general partner of Hestia LP, may be deemed to beneficially own the 906,600 shares of Common Stock of the Company directly owned by Hestia LP and an additional 394,500 shares of Common Stock of the Company held in certain separately managed accounts. Mr. Wolf, as the Managing Member of Hestia LLC, may be deemed to beneficially own the 906,600 shares of Common Stock of the Company directly owned by Hestia LP and an additional 394,500 shares of Common Stock of the Company held in certain separately managed accounts. In addition, Mr. Wolf is deemed to beneficially own 21,400 shares of Common Stock that are beneficially owned directly by Mr. Wolf, his wife and various trusts for the benefit of his children.

As of the date hereof, Permit Enterprise beneficially owns directly 3,053,536 shares of Common Stock. Permit GP, as the general partner of Permit Enterprise, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. Permit LLC, as the investment manager of Permit Enterprise, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. John C. Broderick, as a Partner of Permit LLC with sole voting and dispositive power over such shares, may be deemed to beneficially own the 3,053,536 shares of Common Stock of the Company directly owned by Permit Enterprise. In addition, Mr. Broderick beneficially owns directly 576,645 shares of Common Stock of the Company, which includes 3,825 shares of Common Stock of the Company that are beneficially owned directly by his wife.

As of the date hereof, Mr. Dukoff beneficially owns directly 48,900 shares of Common Stock of the Company. As of the date hereof, Mr. Evans does not own beneficially any shares of Common Stock of the Company.

Contacts:
Kurt Wolf at 724-687-7842
John Broderick at 610-941-5025

Source:

Hestia Capital Management, LLC & Permit Capital Enterprise Fund, L.P.

Item 2: On March 23, 2020, the Stockholder Group launched a website to communicate with the Company’s stockholders. The website address is: https://www.RestoreGameStop.com. The following materials were posted by the Stockholder Group to https://www.RestoreGameStop.com.

restore GameStop

AGREE

To continue to the website dedicated to Hestia Capital and Permit Capital's campaign for change at GameStop Corp., please read and confirm that you have reviewed the terms below.

DISCLAIMER

The views expressed on this website represent the opinions of Hestia Capital Partners, LP ("Hestia LP") and Permit Capital Enterprise Fund, L.P. ("Permit Enterprise") and their respective affiliates (collectively, the "Stockholder Group"), which beneficially own shares of GameStop Corp. (the "Company"), and are based on publicly available information with respect to the Company. The Stockholder Group recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Stockholder Group's conclusions. The Stockholder Group reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. The Stockholder Group disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Stockholder Group herein are based on assumptions that the Stockholder Group believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. The Stockholder Group currently beneficially owns shares of the Company. It is possible that there will be developments in the future that cause the Stockholder Group from time to time to sell all or a portion of its holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Stockholder Group believes the statements made in this website are substantially accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, the Stockholder Group makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and the Stockholder Group expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, stockholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the Stockholder Group.

This website may be deemed to constitute solicitation material and is intended solely to inform stockholders so that they may make an informed decision regarding the proxy solicitation, as explained in greater detail below.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Stockholder Group. Although the Stockholder Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of these materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Stockholder Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

This website may employ cookies. The publicly accessible areas of this website do not automatically gather any personal information, and such information will not be collected unless information such as your name, phone number or e-mail address is provided voluntarily. However, we reserve the right to gather non-personal information and perform statistical analysis of user behavior and patterns of this website.

Additional Information

This communication is not a solicitation of a proxy, which may be done only pursuant to a definitive proxy statement.